Exhibit 10.19(b)

POWER SALE, FUEL SUPPLY
AND SERVICES AGREEMENT

THIS POWER SALE, FUEL SUPPLY AND SERVICES AGREEMENT (this “Agreement”), dated as of January 1, 2004 (the “Effective Date”), is by and between MIRANT AMERICAS ENERGY MARKETING, LP, a Delaware limited partnership (“MAEM”), and MIRANT MID-ATLANTIC, LLC, a Delaware limited liability company (the “Project Company”).

RECITALS

WHEREAS, Project Company owns and/or leases and operates certain electric generating facilities as set forth on Exhibit A hereto (the “Generating Stations”);

WHEREAS, Project Company desires to contract herein to sell capacity, electricity and/or ancillary services to MAEM, and MAEM desires to purchase such capacity, electricity and/or ancillary services on the terms and conditions set forth herein; and

WHEREAS, Project Company desires that MAEM perform certain services related to the management and operation of the Generating Stations, and MAEM desires to perform such services.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

ARTICLE 1.

DEFINITIONS

The following capitalized terms, whether used in the singular or plural, shall be defined as provided in this Article 1.

“Asset Companies” means any affiliates of MAEM either directly or indirectly owned by Mirant Corporation, other than Mirant Mid-Atlantic, LLC, which own electric generating facilities in the United States.

“Bankruptcy Court” means the United States Bankruptcy Court, Northern District of Texas, Fort Worth Division.

“Chapter 11 Proceeding” means the jointly administered bankruptcy cases under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C., of Mirant Corporation and its affiliated debtors, Case No. 03-46590 (DML)11 in the Bankruptcy Court.

“Claims” means all claims or actions, threatened or filed, whether groundless, false or fraudulent, that directly or indirectly relate to the subject matter of an indemnity, and the resulting losses, damages, expenses, attorneys’ fees and court costs, whether incurred by settlement or otherwise, and whether such claims or actions are threatened or filed prior to or after the termination of this Agreement.

“Delivery Point” means either (i) the high side of the generation step-up transformer located at the Generation Facility, where it connects to the Transmission Provider’s transmission system; or (ii) such other point on the Transmission Provider’s transmission system as MAEM and Project Company may determine (for all Products delivered from sources other than the Generating Stations).

“Effective Date” has the meaning set forth in the Preamble.

“Emission Allowances” means authorizations under state or federal (as applicable) air quality regulations to emit either one ton of nitrogen oxides (“NOx”) or sulfur dioxide (“SO2”).

“Event of Default” has the meaning set forth in Section 9.1.

“Expenses” has the meaning set forth in Section 8.2.

“Facility Lease Event of Default” shall have the meaning ascribed to such term in the Participation Agreements dated as of December 18, 2000 among Mirant Mid-Atlantic, LLC and the owners of the leased assets at the Dickerson and Morgantown generating stations, Wilmington Trust Company and State Street Bank and Trust Company of Connecticut, National Association.

“Force Majeure” means an event or circumstance which prevents one Party from performing its obligations, which event or circumstance was not anticipated as of the date the transaction was agreed to, which is not within the reasonable control of, or the result of the negligence of, the claiming Party, and which, by the exercise of due diligence, the claiming Party is unable to overcome or avoid or cause to be avoided.  Force Majeure shall not be based on (i) the loss of MAEM’s markets; (ii) MAEM’s inability economically to use or resell the Product purchased hereunder; (iii) the loss or failure of Project Company’s supply; or (iv) Project Company’s ability to sell the Product at a price greater than the purchase price set forth in this Agreement.  Neither Party may raise a claim of Force Majeure based in whole or in part on curtailment by a Transmission Provider unless (i) such Party has contracted for firm transmission with a transmission provider for the Product to be delivered to or received at the Delivery Point and (ii) such curtailment is due to “force majeure” or “uncontrollable force” or a similar term as defined under the Transmission Provider’s tariff; provided, however, that existence of the foregoing factors shall not be sufficient to conclusively or presumptively prove the existence of a Force Majeure absent a showing of other facts and circumstances which in the aggregate with such factors establish that a Force Majeure as defined in the first sentence hereof has occurred.

“Fuel” means Fuel Oil, natural gas or coal, as dictated by context.

“Fuel Oil” means No. 2 fuel oil or No. 6 fuel oil (residual), as dictated by context.

“Fuel Oil Delivery Point” means the physical location at which MAEM shall arrange for its Fuel Oil supplier(s) to transfer possession of Fuel Oil to Project Company for Morgantown Station.

“Fuel Oil Index Price” is the mean published price (in $/barrel) for 0.3%, 0.7% or 1% sulfur, as applicable, high pour Fuel Oil (No. 6 Fuel Oil) for New York Harbor cargo delivery as published in Platt’s Oilgram plus $0.25.

“Generating Stations” has the meaning provided in the recitals.

“Good Utility Practices” mean any of the practices, methods or acts engaged in or approved by a significant portion of the electric energy industry with respect to similar facilities during the relevant time period which in each case, in the exercise of reasonable judgment in light of the facts known or that should have been known at the time a decision was made, could have been expected to accomplish the desired result at reasonable cost consistent with good business practices, reliability, safety, law, regulation, environmental protection and expedition.  Good Utility Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to delineate the acceptable practices, methods or acts generally accepted in such industry.

“Gross Revenues” has the meaning provided in Section 8.2.

“Interest Rate” means, for any date, two percent (2%) over the per annum rate of interest equal to the prime lending rate as may from time to time be published in the Wall Street Journal under “Money Rates”; provided that the Interest Rate shall never exceed the maximum interest rate permitted by applicable law.

“MIRMA Asset Book” has the meaning set forth in Section 5.1.

“Morgantown Station” means the Morgantown Generating Station located in Charles County, Maryland.

“Net Market Revenues” has the meaning set forth in Section 8.2.

“Offer” or “Offering” means the nomination or offering to sell the output of the Generating Stations.

“Other Fuel Agreements” means (i) that certain Solid Synthetic Fuel Sales Agreement between Oak Mountain Products, LLC and Project Company dated April 15, 2002, and (ii) any other Fuel supply or transportation agreement entered into by Project Company with a third party with the consent of MAEM.

“Party” means any of MAEM or Project Company.  In the context where MAEM is referenced as a “Party,” a reference to the “other Party” shall mean Project Company.  In the context where Project Company is referenced as a “Party,” a reference to the “other Party” shall mean MAEM.  References to “either Party” or the “Parties” shall have comparable meanings.

“PJM” means market of PJM Interconnection, LLC, or its successor.

“Products” means electric capacity, energy and/or ancillary services or other related products which are or which may become commercially recognized in PJM during the term of this Agreement.

“Scheduling” or “Schedule” means the acts of MAEM and/or its designated representatives of notifying, requesting and confirming to its counterparties and their designated representatives (including, but not limited to, PJM or any other applicable power pool, independent system operator, Transmission Provider or Transportation Provider) the quantity and type of Products and/or Fuel to be delivered on any given day or days during the period of delivery at a specified Delivery Point or the Generating Stations, as applicable.

“Transition Power Agreements” means (i) that certain Transition Power Agreement for the District of Columbia by and between MAEM and Potomac Electric Power Company, dated December 19, 2000, as amended by Amendment No. 1 to Transition Power Agreement dated October, 2001, and by Amendment No. 2 to Transition Power Agreement dated October 24, 2003, (ii) that certain Transition Power Agreement for Maryland by and between MAEM and Potomac Electric Power Company, dated December 19, 2000, as amended by Amendment No. 1 to Transition Power Agreement dated October, 2001, and by Amendment No. 2 to Transition Power Agreement dated October 24, 2003, and (iii) agreements between MAEM and third parties to serve load which has migrated from Potomac Electric Power Company and would otherwise have been supplied under the foregoing Transition Power Agreements.

“Transmission Providers” means the entity or entities transmitting Products on behalf of Project Company or MAEM to or from the Delivery Point (including, but not limited to, an independent system operator or regional transmission organization).

“Transportation Providers” means the entity or entities transporting Fuel on behalf of Project Company or MAEM to or from the Generating Stations.

ARTICLE 2.

POWER SALES

2.1                                 Purchase and Sale of Products.  Project Company shall sell and deliver and MAEM shall purchase, pay for and receive, or cause to be received, at the Delivery Point, all Products produced by the Generating Stations.  The purchase price payable to Project Company for any Product purchased or sold hereunder shall be the amount actually received by MAEM from a third party for such Product.  For purposes of the foregoing sentence, MAEM shall be deemed to supply the Transition Power Agreements from the PJM market and shall not be deemed to supply Transition Power Agreements from Project Company’s Generating Stations.  In selling Products produced by the Generating Stations, MAEM shall attempt to maximize Net Market Revenues for the Project Companies.

2.2                                 Scheduling and Offering into PJM.  MAEM shall be responsible for the Scheduling of the output of the Generating Stations.  MAEM may Offer the output of the Generating Stations to any customer (including, but not limited to, PJM or any other applicable control area operator, power pool, independent system operator or Transmission Provider), and shall be responsible for any such Offering.  Without limitation, all such Scheduling and Offering strategies shall in each case at all times be consistent with:

(a)                                  the operating parameters and limitations of the Generating Stations, as provided by Project Company to MAEM;

(b)                                 the limitations imposed by any transmission service reservations for the purpose of transmitting Power from the Generating Stations;

(c)                                  Project Company’s scheduled maintenance plans;

(d)                                 the availability of the Generating Stations (including Fuel handling and storage facilities), as communicated by Project Company to MAEM;

(e)                                  PJM rules and procedures in effect from time to time;

(f)                                    other applicable requirements of any Transmission Provider and/or Transportation Provider;

(g)                                 Fuel availability;

(h)                                 Good Utility Practices; and

(i)                                     Operating protocols agreed to from time to time by the Parties.

2.3                                 Transmission and Scheduling.  Project Company shall be responsible for delivery of Products to the Delivery Point.  MAEM shall arrange and be responsible for transmission service at and from the Delivery Point and shall Schedule or arrange for Scheduling services with its Transmission Providers to receive all Products at the Delivery Point.

2.4                                 Title, Risk of Loss and Indemnity.  As between the Parties, Project Company shall be deemed to be in exclusive possession and control (and be responsible for any damages or injury caused thereby) of the Products prior to delivery thereof at the Delivery Point, and MAEM shall be deemed to be in exclusive possession and control (and be responsible for any damages or injury caused thereby) of the Products at and after delivery thereof at the Delivery Point. Project Company warrants that it will deliver to MAEM all Products free and clear of all liens, claims and encumbrances arising prior to delivery thereof at the Delivery Point.  Title to and risk of loss related to delivered Products shall transfer from Project Company to MAEM at the Delivery

Point.  Each Party shall indemnify, defend and hold harmless each other Party from any Claims arising from any act or incident occurring during the period when possession, control and title to Products is vested or deemed to be vested in the indemnifying Party, except to the extent such Claims arise from such other Party’s breach of this Agreement or its gross negligence or willful misconduct.

2.5                                 Regulatory Reports.  MAEM will make all quarterly filings to the Federal Energy Regulatory Commission required for Products produced by the Generating Stations.

ARTICLE 3.

FUEL SERVICES

3.1                                 All Requirements Fuel Supply and Delivery.  MAEM shall procure and supply to Project Company on an exclusive basis all Fuel required by the Generating Stations in accordance with Good Utility Practices and the terms and conditions of this Agreement; provided, however, Project Company may procure Fuel or Fuel transportation or services from third parties to the extent provided in Other Fuel Agreements.

3.2                                 Reimbursement for Fuel.  Project Company shall reimburse MAEM for all Fuel delivered to the Generating Stations as follows:

(a)                                  Fuel consisting of natural gas shall be reimbursed at the market price of such gas, including transportation charges, on the delivery date.

(b)                                 Fuel consisting of coal shall be reimbursed at MAEM’s cost plus delivery charges and other fees and expenses incurred by MAEM in connection with the delivery of such coal.

(c)                                  Residual Fuel Oil delivered to Project Company shall be reimbursed at the Fuel Oil Index Price on the day the Fuel Oil is consumed by the Generating Station.  No. 2 Fuel Oil delivered to Project Company (including the costs of transportation) shall be reimbursed at MAEM’s actual cost.

3.3                                 Transportation and Scheduling.  Except as otherwise provided in the Other Fuel Agreements, MAEM shall arrange and be responsible for transportation service to deliver Fuel to the Generating Stations and shall Schedule or arrange for Scheduling services with its Transportation Providers to deliver Fuel to the Generating Stations.

3.4                                 Fuel Oil Supply to the Morgantown Station.

3.4.1                        Measurement of and Title to Residual Fuel Oil Inventory.  MAEM shall have title to all residual Fuel Oil inventory at the Morgantown Station until such residual Fuel Oil is delivered to the input flange of each unit at the Morgantown Station.

3.4.2                        Transfer of Title to Residual Fuel Oil at Termination.  Upon termination of this Agreement, MAEM shall transfer and sell to Project Company and Project Company shall purchase, take title to and pay MAEM for residual Fuel Oil inventories at the Morgantown Station, as measured at midnight on the date of transfer.  The purchase price owed by Project Company to MAEM for the on-hand residual Fuel Oil inventories shall be based on the Fuel Oil Index Price on the date of transfer and shall be payable within three (3) business days after such date of transfer.  Project Company shall also pay the Fuel Oil Index Price as of the transfer date for any residual Fuel Oil scheduled for delivery in accordance with the terms and provisions of this Agreement prior to the date of termination and actually delivered after the date of termination.

3.4.3                        Transfer of Title to No. 2 Fuel Oil.  MAEM shall be deemed to be in possession of and have title to the No. 2 Fuel Oil prior to the Fuel Oil Delivery Point.  Possession of and title to No. 2 Fuel Oil will transfer to the Project Company at the Fuel Oil Delivery Point.

3.4.4                        Fuel Oil Specifications and Testing.

(a)                                  Fuel Oil supplied by MAEM to the Fuel Oil Delivery Point shall be of a quality meeting or better than the specifications for Fuel Oil provided by Project Company from time to time (“Fuel Oil Specifications”).  Project Company and MAEM shall each notify one another of any material failure of Fuel Oil to comply with the Fuel Specifications as soon as any Party becomes aware of same.

(b)                                 MAEM, at its own expense, shall arrange for testing of Fuel Oil on the water and testing associated with any blending activities initiated by MAEM.  Project Company shall be responsible for routine tests performed prior to transferring Fuel Oil between tanks and prior to burning Fuel Oil.

3.4.5                        Failure of Fuel Oil to Materially Conform to Fuel Specifications.

(a)                                  If Fuel Oil tendered for delivery under this Agreement to the Fuel Oil Delivery Point fails for any reason to materially conform to the Fuel Oil Specifications, Project Company may refuse all or any part of such Fuel Oil (giving MAEM the reasons for such refusal as soon as practical).

(b)                                 To the extent Fuel Oil is delivered to the Fuel Oil Delivery Point and is not in compliance with the Fuel Oil Specifications, and such non-compliance is not approved by Project Company, Project Company may instruct MAEM to arrange at no cost to Project Company for the reasonably expeditious removal of any such non-compliant Fuel Oil from the Fuel storage tanks.

3.4.6                        Fuel Oil Loading, Unloading, Storage and Handling Facilities

(a)                                  Project Company shall, as soon as practical under the circumstances, provide MAEM with notice of any applicable operating constraints affecting their Fuel storage tanks. Project Company shall provide MAEM with a daily inventory, storage tank farm analysis report, and the volume of Fuel Oil delivered to the Fuel Oil Delivery Point.  Further, Project Company, after each delivery of Fuel Oil to Fuel storage tanks, shall provide MAEM with a terminal port log/discharge report and the current delivery analysis report.

(b)                                 Project Company, at its own expense, and in accordance with Good Utility Practices, will maintain, operate and restore to operable condition, or contract with third parties for such maintenance, operation and restoration of, the Fuel Oil terminals, loading, unloading, storage and handling facilities at the Morgantown Station. Project Company shall maintain in effect all permits necessary for such operation. Project Company shall pay loading, unloading, storage and handling expenses for Fuel Oil delivered to the Morgantown Station. Project Company and MAEM shall work together to coordinate in advance all vessel deliveries to the Fuel Oil Delivery Point with the objective of minimizing the expense of such deliveries. All operations at the Fuel Oil terminal, including, without limitation, Fuel Oil loading, unloading, storage and handling operations, shall be performed in accordance with the operating procedures mutually agreed upon by Project Company and MAEM.

3.4.7                        Fuel Oil Loading, Unloading, Storage and Handling Procedures. Project Company may maintain and provide to MAEM, from time to time, Fuel operations, safety and handling standards and procedures to be followed by Project Company, MAEM and their contractors, agents, employees and suppliers to the Morgantown Station.  MAEM shall provide such standards to their contractors, agents and suppliers.

3.4.8                        Metering. Project Company shall be responsible for reading the Fuel Oil supply meters at the Morgantown Station in accordance with Good Utility Practices.  Project Company shall provide the data from such daily Fuel Oil supply meter readings to MAEM on a daily basis.  Either Party shall have the right, at its own expense and upon reasonable notice to the other Party, to have a meter prover perform the test and, if necessary, recalibrate the Fuel Oil meters at the Morgantown Station.  Not less than once per month, Project Company will manually sound the Fuel Oil storage tanks and compare the results to prior meter readings.  Differences between actual tank levels and reported meter indications will be settled between MAEM and Project Company at the average Fuel Oil Index Price for the calendar month immediately preceding the manual determination of tank levels.

ARTICLE 4.

ADDITIONAL SERVICES

4.1                                 Emissions Planning and Related Responsibilities.  Upon Project Company’s request, MAEM shall provide Project Company emissions planning, in consultation with Project Company, to assist in the compliance of the Generating Stations at all times and on an ongoing basis with all currently effective emissions requirements, permits and regulations.  Upon Project Company’s request, MAEM will procure Emission Allowances necessary for the operation of the Generating Stations, and dispose of excess Emission Allowances, which are not needed for the operation of the Generating Stations.  MAEM will charge Project Company MAEM’s actual cost of acquiring the Emission Allowances and remit the actual proceeds of any Emission Allowances sales to Project Company, as adjusted for any gains or losses on emission hedges and trading activities.

4.2                                 Insurance.  Upon Project Company’s request, MAEM will procure or assist Project Company in procuring business interruption insurance and forced outage insurance covering the Generating Stations.  The costs of such insurance will be charged to Project Company.

ARTICLE 5

ASSET BOOK

5.1                                 Asset Book.  MAEM will maintain an asset management book for Project Company and Mirant Chalk Point, LLC (the “MIRMA Asset Book”) to track and measure the financial performance of all hedges and other transactions entered into with respect to the Generating Stations and the generating station owned by Mirant Chalk Point, LLC.  The MIRMA Asset Book shall be separate from any MAEM trading book or any other asset book maintained by MAEM for power resources managed by MAEM. .  Unless otherwise designated in writing by Project Company and Mirant Chalk Point, LLC, all transactions in the MIRMA Asset Book will be allocated solely to Project Company.

5.2                                 Power and Fuel Trading and Power and Fuel Hedges.  MAEM has entered or will enter into third party bilateral contracts, forward sales, financial products (including but not limited to, hedges, swaps, contracts for differences and options) and other transactions in connection with the Products produced by the Generating Stations and Fuel required to operate the Generating Stations.  The costs of such transactions including, without limitation, purchased power costs, transmission costs, Fuel transportation costs, third party broker costs, transaction fees and incremental credit costs, and revenues related to such activities will be charged to or paid to Project Company and included in the Asset Book.  The costs and revenues associated with the hedges and other transactions in the Asset Book will be charged to or paid to Project Company, as such costs and revenues are actually incurred or received by MAEM  (as is further described in Section 8.2).

ARTICLE 6.

TERM AND TERMINATION

6.1                                 Term.  The initial term of this Agreement shall commence on the Effective Date and shall continue, unless earlier terminated pursuant to its terms, until December 31, 2004. The Parties shall negotiate in good faith to extend this Agreement.

6.2                                 Early Termination Event.

(a)                                  In the event a Generating Station is no longer owned or leased by an affiliate of MAEM, this Agreement shall automatically terminate with respect to such Generating Station, without penalty and without any further action required by either Party, as of the effective date of the transfer of ownership or termination of the lease of the Generating Station.

(b)                                 In the event lenders or lessors exercise remedies following a Facility Lease Event of Default, Project Company may terminate this Agreement, without penalty, upon written notice to MAEM.

(c)                                  Either Party may terminate this Agreement upon thirty (30) days written notice to the other Party.

6.3                                 Obligations upon Termination.

(a)                                  Upon any termination of this Agreement pursuant to Sections 6.1 or 6.2 hereof, MAEM shall endeavor to (i) terminate any transactions entered into by MAEM in connection with this Agreement which extend beyond such termination including, but not limited to, any agreements or transactions entered into pursuant to Section 5.2 hereof, (ii) assign such agreements or transactions to the new owner of the Generating Station(s) and/or (iii) enter into an agreement with the new owner to allow MAEM to continue to fulfill its obligations under any existing agreements or transactions.  Any such terminations and/or assignments shall be consummated in such a manner as to fully release MAEM and Project Company from any liability or obligation thereunder as of the termination date and/or the assignment effective date of the applicable agreements or transactions.  Any costs or revenues associated with termination payments or settlement amounts as a result of liquidating and terminating any agreements or transactions shall be charged to or paid to Project Company as described under Section 5.2.

(b)                                 Upon any termination of this Agreement  pursuant to Section 9.3(a)(ii) hereof, the Parties shall transfer any outstanding hedges or otherwise settle any transactions entered into by MAEM in connection with this Agreement which extend beyond such termination, including but not limited to any agreement or transactions entered into pursuant to Sections 5.1 and 5.2 hereof.  Any such transfer or settlement shall be consummated in such a manner as to assign or convey to Project Company the full benefits and obligations of such agreements or transactions, and to fully release MAEM from any liability or obligation thereunder.  To the extent that MAEM’s rights or obligations under any such agreement or transaction may not be assigned without the consent of a third party, and such consent has not or cannot be obtained with the commercially reasonable efforts of the Parties, this provision shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Parties, to the maximum extent permitted by law and such agreement or transaction, shall enter into such commercially reasonable arrangements as are necessary to fulfill the intent of this Section 6.3(b).  The Parties further agree to take such actions, and execute and deliver such agreements, documents, instruments and certificates, as are necessary to consummate the transactions contemplated by this Section 6.3(b).

ARTICLE 7.

REPRESENTATIONS AND WARRANTIES

7.1                                 Project Company’s Representations and Warranties.  Project Company makes the following representations and warranties as a basis for its undertakings contained herein:

(a)                                  Project Company is a limited liability company duly organized and validly existing under the laws of the State of Delaware, is qualified to do business in each foreign jurisdiction in which it transacts business, and is in good standing under its certificate of formation and the laws of the State of Delaware, has the requisite power and authority to own its properties, and to carry on its business as now being conducted.

(b)                                 Project Company has full power and authority to enter this Agreement and perform its obligations hereunder.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action and do not and will not contravene its organizational documents or conflict with, result in a breach of, or entitle any party (with due notice or lapse of time or both) to terminate, accelerate or declare a default under, any agreement or instrument to which Project Company is a party or by which Project Company is bound.  The execution, delivery and performance by Project Company of this Agreement will not result in any violation by Project Company of any law, rule or regulation applicable to it.  Project Company is not a party to, nor subject to or bound by, any judgment, injunction or decree of any court or other governmental entity which may restrict or interfere with the performance of this Agreement by it.  This Agreement is Project Company’s legal, valid and binding obligation, enforceable against Project Company in accordance with its terms, except as (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c)                                  No consent, waiver, order, approval, authorization, permit or order of, or registration, qualification or filing with, any court or other governmental agency or authority is required for the execution, delivery and performance by Project Company of this Agreement and the consummation by Project Company of the transactions contemplated hereby.

(d)                                 Project Company has obtained all necessary governmental authorizations, approvals, consents, waivers, exceptions, licenses, filings, registrations, rulings, permits, tariffs, certifications and exemptions to perform its obligations under this Agreement.

(e)                                  There is not pending or, to its knowledge, threatened against it, any legal proceedings that could materially adversely affect its ability to perform its obligations under this Agreement.

(f)                                    Subject to Section 9.2, no Event of Default or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to Project Company has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any other document relating to this Agreement.

7.2                                 MAEM’s Representations and Warranties.  MAEM makes the following representations and warranties as a basis for its undertakings contained herein:

(a)                                  MAEM is a limited partnership duly organized and validly existing under the laws of the State of Delaware, is in good standing under its certificate of limited partnership and the laws of the State of Delaware, is qualified to do business in each foreign jurisdiction in which it transacts business, has the requisite power and authority to own its properties, and to carry on its business as now being conducted.

(b)                                 MAEM has full power and authority to enter this Agreement and perform its obligations hereunder.  The execution, delivery and performance of this Agreement and the consummation of the Transactions contemplated hereby have been duly authorized by all necessary limited partnership action by MAEM and do not and will not contravene its organizational documents or conflict with, result in a breach of, or entitle any party (with due notice or lapse of time or both) to terminate, accelerate or declare a default under, any agreement or instrument to which MAEM is a party or by which MAEM is bound.  The execution, delivery and performance by MAEM of this Agreement will not result in any violation by MAEM of any law, rule or regulation applicable to it. MAEM is not a party to, nor subject to or bound by, any judgment, injunction or decree of any court or other governmental entity which may restrict or interfere with the performance of this Agreement by it.  This Agreement is MAEM’s legal, valid and binding obligation, enforceable against MAEM in accordance with its terms, except as (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c)                                  No consent, waiver, order, approval, authorization, permit or order of, or registration, qualification or filing with, any court or other governmental agency or authority is required for the execution, delivery and performance by MAEM of this Agreement and the consummation by MAEM of the transactions contemplated hereby.

(d)                                 MAEM has obtained all necessary governmental authorizations, approvals, consents, waivers, exceptions, licenses, filings, registrations, rulings, permits, tariffs, certifications and exemptions to perform its obligations under this Agreement.

(e)                                  There is not pending or, to its knowledge, threatened against it, any legal proceedings that could materially adversely affect its ability to perform its obligations under this Agreement.

(f)                                    Subject to Section 9.2, no Event of Default or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to MAEM has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement.

ARTICLE 8.

BILLING AND PAYMENT

8.1                                 Cost Allocation.  For services rendered by MAEM to Project Company hereunder, Project Company shall pay MAEM its monthly share of allocated costs for fulfilling its responsibilities to the Project Company under this agreement, including, but not limited to, personnel costs.  For purposes of determining the Project Company’s share of allocated costs, MAEM shall apply an industry standard methodology which is applied uniformly across the Asset Companies.  Each of MAEM and the Project Company acknowledges that the monthly allocations may be adjusted from time to time.

8.2                                 Netting. Each month, MAEM shall pay Project Company the positive Net Market Revenues due for the prior month (or, if Net Market Revenues for such month are negative, Project Company shall pay MAEM an amount equal to such negative balance) by wire transfer to the payment address provided by the recipient on or before the twentieth (20th) day of each month, or if such day is not a business day, the immediately following business day.  At the time of each monthly payment, MAEM shall render to Project Company a statement detailing the Net Market Revenues for the prior month, and shall provide Project Company with supporting documentation for each such monthly statement, identifying calculations underlying such Net Market Revenues. If PJM later adjusts amounts payable by or paid to MAEM with respect to transactions in the Asset Book, such amounts will be credited to, or paid by, Project Company in the month in which MAEM receives notice of the adjustment.  The preceding sentence shall survive termination of this Agreement.

“Net Market Revenues” means Gross Revenues minus Expenses. Net Market Revenues shall be calculated in accordance with GAAP.

“Gross Revenues” means all revenues for a given period attributed to the Asset Book, including, without limitation, revenues from (a) sales of all Products from the Generating Stations, (b) other sales of Products, (c) Fuel sales, (d) sales or trades of excess Emissions Allowances from the Generating Stations, (e) financial products (including, but not limited to, swaps, contracts for differences, options and weather derivatives) purchased for the Asset Book, and (f) forced outage insurance and business interruption insurance proceeds (to the extent received by MAEM).

“Expenses” means all costs attributed to the Asset Book for such period, including costs reimbursable to MAEM pursuant to this Agreement for performing the services including, but not limited to, costs for (i) Fuel, (ii) Emissions Allowances, (iii) financial products (including, but not limited to, swaps, contracts for differences and options) purchased for the Asset Book, (iv) broker and/or transaction fees, (v) transmission congestion contracts for sales from the Generating Stations, (vi) forced outage insurance  costs (to the extent paid by MAEM), (vii) incremental credit costs for transactions in the Asset Book consistent with the Collateral Allocation Policy, (viii) transmission and/or transportation costs for Fuel or energy deliveries; and (ix) other  costs in connection with the services described in Articles 2, 3 and 4 hereof.

8.3                                 Reports.  Project Company and MAEM will cooperate to provide monthly reports in reasonable detail showing the calculation of the Net Market Revenues, to enable Project Company to track Net Market Revenues.  Project Company shall have the right, upon reasonable notice, to examine and/or audit the Asset Book from time to time.

8.4                                 Interest and Disputed Amounts.  If either Party fails to make any payment on or before the applicable payment due date, such overdue amounts shall accrue interest at the Interest Rate from, and including, the applicable payment due date to, but excluding, the date of payment.  Any disputed invoiced amounts, except amounts which are manifestly inaccurate, shall be paid in full on the applicable payment due date, subject to later return together with interest accrued at the Interest Rate.  Overpayments or underpayments identified by the Parties shall be returned or credited, together with interest accrued at the Interest Rate, to their rightful owners in the first following month.

ARTICLE 9.

DEFAULTS AND REMEDIES

9.1                                 Events of Default  Any one or more of the following shall constitute an “Event of Default” hereunder with respect to a Party:

(a)                                  default shall occur in the payment of any amounts due from such Party hereunder which shall continue for more than ten (10) days after written notice from the other Party;

(b)                                 other than as provided in Section 9.1(a) above, default shall occur in the performance of any covenant or condition to be performed by such Party under this Agreement and such default shall continue unremedied for a period of thirty (30) days after written notice from the other Party specifying the nature of such default;                                       or

(c)                                  a representation or warranty made by such Party herein shall have been false or misleading in any material respect when made; provided, however, if such representation or warranty is capable of being corrected, no Event of Default shall have occurred if such Party is diligently pursuing such correction and such representation or warranty is corrected within thirty (30) days of such Party obtaining knowledge of the false and misleading nature of the statement.

9.2                                 BANKRUPTCY.

(A)                              EACH PARTY ACKNOWLEDGES AND AGREES THAT THE OTHER PARTY IS A DEBTOR IN THE CHAPTER 11 PROCEEDING.  EACH PARTY FURTHER ACKNOWLEDGES AND AGREES THAT DURING THE PENDENCY OF SUCH PROCEEDING, THIS AGREEMENT AND THE PARTIES RIGHTS HEREUNDER SHALL BE SUBJECT TO THE JURISDICTION OF THE BANKRUPTCY COURT.  IN THE EVENT THIS AGREEMENT AND/OR THE PARTIES’ RIGHTS HEREUNDER ARE DEEMED TO BE INCONSISTENT WITH ANY DETERMINATION MADE BY THE BANKRUPTCY COURT IN THE CHAPTER 11 PROCEEDING, THE BANKRUPTCY COURT’S DETERMINATION SHALL PREVAIL.

(B)                                NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, UNTIL SUCH TIME AS EACH PARTY EMERGES FROM THE CHAPTER 11 PROCEEDING THROUGH THE CONFIRMATION OF A PLAN OF REORGANIZATION, THE CHAPTER 11 PROCEEDING SHALL NOT CONSTITUTE AN EVENT OF DEFAULT UNDER THIS AGREEMENT; PROVIDED, HOWEVER, THAT IN THE EVENT THAT (A) EITHER PARTY FILES A MOTION OR REQUEST TO CONVERT ITS CHAPTER 11 CASE TO A CHAPTER 7 PROCEEDING; (B) THE BANKRUPTCY COURT ENTERS AN ORDER CONVERTING EITHER PARTY’S CASE FROM A CHAPTER 11 PROCEEDING TO A CHAPTER 7 PROCEEDING; OR (C) THE BANKRUPTCY COURT ENTERS AN ORDER APPOINTING A TRUSTEE OR EXAMINER (WITH EXPANDED POWERS) IN EITHER PARTY’S BANKRUPTCY CASE, ANY SUCH EVENT (A) THROUGH (C) SHALL CONSTITUTE AN EVENT OF DEFAULT UNDER THIS AGREEMENT WITH RESPECT TO SUCH PARTY OR PARTIES.

(c)                                  Each Party represents, warrants and covenants that:

(i)                                     The Parties have negotiated and entered into this post-petition Agreement in the ordinary courses of their respective businesses, in good faith, for fair consideration and on an arm’s length basis;

(ii)                                  Neither Party shall attempt to effect any right of set-off with respect to this such post-petition transaction and any pre-petition obligations;

(iii)                               One of the purposes of this Agreement is to preserve, maintain and enhance its business; and

(iv)                              The terms and conditions of this Agreement are fair and reasonable and reflect its exercise of prudent business judgment consistent with its fiduciary duties as a debtor-in-possession and are supported by fair consideration and reasonably equivalent value in money or money’s worth.

9.3                                 Remedies.  The Parties shall have the following remedies available to them hereunder:

(a)                                  Upon the occurrence of an Event of Default by either Party hereunder, the non-defaulting Party shall have the right (i) to collect all amounts then or thereafter due to it from the defaulting Party hereunder, and (ii) upon written notice to the other Party, to terminate this Agreement at any time during the continuation of such Event of Default.  The terminating Party shall have all rights and remedies available to it under applicable law, subject to the limitations set forth in Section 11.8.

(b)                                 Without limiting the foregoing, any unexcused breach of this Agreement or failure of either Party to perform its obligations hereunder shall subject such Party to the payment of actual damages to the other Party, regardless of any cure period.

SECTION 10

FORCE MAJEURE

10.1                           Force Majeure.  If either Party is rendered wholly or partly unable to perform its obligations under this Agreement because of a Force Majeure event, that Party will be excused from whatever performance is affected by the Force Majeure event to the extent so affected, provided that (a) the non-performing Party, as soon as practical after knowing of the occurrence of the Force Majeure event, gives the other Party written notice describing the particulars of the occurrence; (b) the suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure event; (c) the non-performing Party uses commercially reasonable efforts to overcome or mitigate the effects of such occurrence, provided, however, that this provision shall not require Project Company to deliver, or MAEM to receive, any Products at points other than the Delivery Point; and (d) when the non-performing Party is able to resume performance of its obligations hereunder, that Party shall give the other Party written notice to that effect and shall promptly resume such performance.

ARTICLE 11.

MISCELLANEOUS PROVISIONS

11.1                           Assignment; Successors and Assigns.  No assignment or delegation by either Party (or any successor or assignee thereof) of this Agreement, in whole or in part, shall be made or become effective without the prior written consent of the other Party in each case obtained, which consent may not be unreasonably withheld.  Any assignments or delegations by either Party shall be in such form as to assure that such Party’s obligations under this Agreement will be honored fully and timely by any succeeding party.

11.2                           Notices.  All notices, requests and other communications hereunder (herein collectively a “notice” or “notices”) shall be deemed to have been duly delivered, given or made to or upon any Party hereto if in writing and delivered by hand against receipt, or by certified or registered mail, postage pre-paid, return receipt requested, or to a courier who guarantees next business day delivery or sent by telecopy (with confirmation) to such Party at its address set forth below or to such other address as such Party may at any time, or from time to time, direct by notice given in accordance with this Section 11.2.

IF TO PROJECT
COMPANY:	Mirant Mid-Atlantic, LLC
1155 Perimeter Center West
Atlanta, Georgia 30338
Attention: President

IF TO MAEM:	Mirant Americas Energy Marketing, LP
1155 Perimeter Center West
Atlanta, Georgia 30338
Attention: Legal Department

The date of delivery of any such notice, request or other communication shall be the earlier of (i) the date of actual receipt or (ii) three (3) business days after such notice, request or other communication is sent by certified or registered mail, (iii) if sent by courier who guarantees next business day delivery, the business day next following the day of such notice, request or other communication is actually delivered to the courier or (iv) the day actually telecopied.

11.3                           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD OTHERWISE CAUSE THE LAW OF ANY STATE OTHER THAN NEW YORK TO APPLY.

11.4                           Compliance With Laws.  At all times during the term of this Agreement, the Parties shall comply with all laws, rules, regulations, and codes of all governmental authorities having jurisdiction over each of their respective businesses which are now applicable, or may be applicable hereafter, including without limitation, all special laws, policies, ordinances, or regulations now in force, as amended or hereafter enacted.  The Parties hereto shall maintain all licenses, permits and other consents from all governmental authorities having jurisdiction for the necessary use and operation of their respective business.  Nothing herein shall be deemed a waiver of the Parties’ right to challenge the validity of any such law, rule or regulation.

11.5                           Entire Agreement.  This Agreement sets forth the entire agreement of the Parties with respect to the subject matter herein and takes precedence over all prior understandings.

11.6                           Amendments.  This Agreement may not be amended except by a writing signed by the Parties.

11.7                           Severability.  The invalidity or unenforceability of any provisions of this Agreement shall not affect the other provisions hereof.  If any provision of this Agreement is held to be invalid, such provisions shall not be severed from this Agreement; instead, the scope of the rights and duties created thereby shall be reduced by the smallest extent necessary to conform such provision to the applicable law, preserving to the greatest extent the intent of the Parties to create such rights and duties as set out herein.  If necessary to preserve the intent of the Parties hereto, the Parties shall negotiate in good faith to amend this Agreement, adopting a substitute provision for the one deemed invalid or unenforceable that is legally binding and enforceable and which restores to the two Parties to the greatest extent possible the benefit of their respective bargains on the Effective Date.

11.8                           Limitation on Damages.  NEITHER PARTY SHALL BE ENTITLED TO RECOVER SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES HEREUNDER.

11.9                           Risk Management Policy.  The Parties acknowledge and agree that this Agreement is subject to the Risk Management Policy approved by the Parties’ Board of Directors and the Bankruptcy Court.  In the event of a conflict between the provisions of this Agreement and the terms of the Risk Management Policy, the terms of the Risk Management shall govern and control.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties hereto have caused this Agreement to be duly executed as an instrument under seal by their respective duly authorized officers as of the date and year first above written.

MIRANT AMERICAS ENERGY		MIRANT MID-ATLANTIC, LLC
MARKETING, LP

By MIRANT AMERICAS
DEVELOPMENT, INC.,
its General Partner

By:		By:
Name:	John L. O’Neal		Name:	Lisa D. Johnson
Title:	Chief Commercial Officer		Title:	President
and Vice President

EXHIBIT A

Morgantown Generating Station

Unit	Location	Nameplate Capacity	Commercial Operation Date
F1	Charles County, MD	624	1970
F2	Charles County, MD	620	1970
FCT1	Charles County, MD	16	1971
FCT2	Charles County, MD	16	1970
FCT3	Charles County, MD	54	1971
FCT4	Charles County, MD	54	1973
FCT5	Charles County, MD	54	1973
FCT6	Charles County, MD	54	1973

Dickerson Generating Station

Unit	Location	Nameplate Capacity	Commercial Operation Date
D1	Montgomery County, MD	182	1959
D2	Montgomery County, MD	182	1960
D3	Montgomery County, MD	182	1962
DCT1	Montgomery County, MD	13	1967
HCT1	Montgomery County, MD	147	1992
HCT2	Montgomery County, MD	147	1993